Dr. Joe McCord, LifeVantage Corporation's First Chief Science Officer, Retires
from Company

Salt Lake City, June 25, 2013 - LifeVantage Corporation (Nasdaq: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, announced today that Dr. Joe McCord, LifeVantage's first Chief Science Officer, a member of the initial management team, past board member, LifeVantage Scientific Advisory Board member and pioneering researcher in anti-aging science has retired from the Company.

“Dr. McCord's co-discovery in 1969 of superoxide dismutase (SOD), an enzyme that eliminates free radicals, laid the foundation for a critical area of anti-aging research and provided the scientific foundation for LifeVantage's cornerstone products, Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health,” said LifeVantage President and Chief Executive Officer Douglas C. Robinson.
“Since then,” Robinson noted, “Dr. McCord has been named lead or co-author on a remarkable body of work, encompassing 212 published scientific articles on related matters, including the roles of SOD and/or Nrf2 in oxidative stress; heart, liver, lung, brain, muscle and other organ health; the mechanism and effects of Protandim; implications for cancer treatment, and more.

“In view of his long association with LifeVantage, dating from 2004, and his groundbreaking and continuing scientific exploration of oxidative stress, Nrf2 and Protandim, I know I am joined by the entire LifeVantage family, including more than 60,000 independent distributors worldwide and over 140,000 other customers, in celebrating Dr. McCord's service and wishing him the very best in the future,” Robinson said.

Early LifeVantage investor and past board member H. Leigh Severance said of Dr. McCord, “Joe is one of those rare geniuses who not only discovers new scientific facts, but who encourages others to build on their groundbreaking research, expanding the breadth of knowledge and applications. Even more, Joe has the skills to help those of us in the financial community understand the value of his work, and to attract talented business executives capable of transforming science into extraordinarily successful commercial products. We are truly indebted to Joe for his great accomplishments.”

During his career, Dr. McCord was a Professor of Medicine, Biochemistry, Biophysics, and Molecular Genetics, and Microbiology/Immunology at the University of Colorado at Denver. Dr. McCord also served as the head of the Division of Biochemistry and Molecular Biology at the Webb-Waring Institute, as a faculty member at Duke University's Department of Medicine and as a Professor and Chairman of the Department of Biochemistry at the University of South Alabama College of Medicine. Early in his career, Dr. McCord's doctoral dissertation described the discovery of SOD, a discovery that earned him the Elliott Cresson Medal, the highest award given by The Franklin Institute.

Dr. McCord will continue providing limited consulting services to the Company over the next nine months to promote further research on Protandim.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health, is a science based nutraceutical company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and is headquartered in Salt Lake City, Utah.

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